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Exhibit 10.11


                             CYBERIAN OUTPOST, INC.
                   DIRECTOR RETAINER AND STOCK OPTION POLICY


  The Board of Directors of Cyberian Outpost, Inc. (the "Company") has determined to adopt a policy whereby each director of the Company who is not an employee of the Company or any Affiliate (each, an "Outside Director") will receive stock options and an annual retainer and fees to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company's Board of Directors.

  Accordingly, effective after the Company's July 27, 1999 Annual Meeting, Outside Directors will receive an annual retainer of $10,000 to serve on the Board of Directors and will receive $1,500 for each Board or Committee meeting attended in person and $500 for each Board or Committee meeting attended by telephone.

  In addition, subject to the availability of shares under the Amended and Restated Cyberian Outpost, Inc. 1998 Employee, Director and Consultant Stock Plan (the "Plan") and beginning on July 27, 1999, each Outside Director shall be granted a Non-Qualified Option to purchase 25,000 Shares upon his or her initial election or appointment. Upon each reelection of such Outside Director thereafter, each Outside Director shall be granted a Non-Qualified Option to purchase 25,000 Shares, provided that on such dates such Outside Director has been in the continued and uninterrupted service of the Company as a director of the Company since his or her election or appointment and is a director and is not an employee of the Company at such times.

  Each Option shall (i) have an exercise price equal to the Fair Market Value (per share) of the Shares on the date of grant of the Option, (ii) have a term of ten years, and (iii) shall be immediately exercisable. Any director entitled to receive an Option grant under this Policy may elect to decline the Option.

  Except as otherwise provided in the pertinent Option Agreement, if a director who receives an Option pursuant to this Policy:

     a. ceases to be a member of the Board of Directors for any reason other than death or Disability, any then unexercised Options granted to such director may be exercised by the director within a period of 90 days after the date the director ceases to be a member of the Board of Directors and in no event later than the expiration date of the Option; or

     b. ceases to be a member of the Board of Directors by reason of his or her death or Disability, any then unexercised Options granted to such director may be exercised by the director (or by the director's personal representative, or the director's Survivors) within a period of 180 days after the date the director ceases to be a member of the Board of Directors and in no event later than the expiration date of the Option.

     This policy shall be governed by and administered in accordance with the Plan. Terms not otherwise defined herein shall have the meanings set forth in the Plan.

DATED:  June 15, 1999